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ROCHESTER TELEPHONE

FOR RELEASE AFTER 1 P.M.      Contact for additional information:
ON JUNE 25, 1997              Karen S. Pailler,  Media Relations
                                Manager, (716) 777-4573



     Rochester Telephone Corp. Announces a Name Transition to Frontier Telephone of Rochester, Inc.


     Rochester Telephone Corp. has announced that it will begin a transition to become known as Frontier Telephone of Rochester, Inc. According to Denise K. Gutstein, president of Rochester Telephone Corp., "As we begin this transition of our name to Frontier Telephone of Rochester, Inc., we will take advantage of the existing brand equity and name recognition that our parent company--Frontier--now enjoys in the Rochester area. We need to capitalize on the fact that we are part of one corporation providing integrated telecommunications services. It makes sense to also look and sound as if we are part of one corporation, which, of course, we are. As part of the transition process, we will begin retiring the old Rochester Tel logo and begin using the Frontier logo in all of our future advertising and public interactions."

     The company expects a more consistent use of Frontier's distinctive corporate logo (seen at Frontier Field, on its headquarters building, and throughout the community) and new tag line (Talk To One CompanySM) to help communicate that it offers reliable, cost-effective, integrated telecommunications services. These services include long distance and hosting services, wireless, paging, calling cards, and Internet services for both residential and small-business customers as well as local dial tone and special calling features.

     On January 1, 1995, Rochester Telephone Corporation legally became Frontier Corporation. Jerry Carr, president of the Frontier Telephone Group, states, "By 1995, our growing company was engaged in multiple lines of business in numerous locations around the country. We needed a corporate name that was no
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longer tied to just one location and that new name was carefully and thoughtfully chosen. Throughout American history, the word `frontier' has been associated with a new horizon to be explored, limitless possibilities, excitement and adventure for those who dare seek it out. When we chose the name Frontier, it was to capture the pioneering spirit of our company as one of the first in the country to immediately embrace a new invention called the telephone as well as every new telecommunications development and challenge since that time."

     Also in 1995, all of the telephone companies owned by Frontier Corporation took a new "Frontier version" of their local names, except in Rochester. (For example, Sylvan Lake Telephone
Company became Frontier Communications of  Sylvan Lake, Inc.)

     Carr explains, "Because Frontier Corporation was `born' in Rochester on the same day the company voluntarily opened its market to competition, we decided that to compete for local customers for the first time using what was then a new and unknown name could cause confusion. Therefore, Rochester Telephone Corp. became the name of Frontier's subsidiary providing local telephone services here in Rochester, New York."

     "Today, two and a half years later, Frontier is also an established, well-known company in Rochester and the time is right to have Rochester Telephone Corp. take a name that begins with `Frontier,' just as all of our other Frontier Telephone Group companies have already done," states Carr.

     With a public announcement of its intention to begin using the Frontier name in its advertising and marketing efforts, Rochester Telephone expects to make a smooth transition over a period of time rather than all at once. Distribution of the company's official 1998 telephone directories at the end of this year is anticipated to be its first major appearance for customers.

     Frontier Corporation is the parent company whose long distance, local telephone and cellular operations provide a range of integrated communications services to customers. Frontier is an S&P 500 company with annualized revenues of nearly $2.5
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billion. With sales locations nationwide and 8,000 employees,
Frontier is the fifth largest long distance company in the United
States.